Ex. 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos.333-62891, 333-63430, 333-76254, 333-86161, 333-100814, 333-104601 and 333-113512) of Amkor Technology, Inc. of our report dated March 15, 2006, except for the restatement described in Note 2 to the consolidated financial statements, the section of Note 3 entitled Status as of October 6, 2006, and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting (restated), as to which the date is October 6, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
PricewaterhouseCoopers LLP
Phoenix, Arizona
October 6, 2006